UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Tsai, Jr., Gerald
   Tsai Management, Inc.
   200 Park Avenue
   Suite 4501
   New York,, NY  10166
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31,  2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |1/28/0|M   | |15,000            |(A)|$19.375    |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |1,000             |(D)|$26.25     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |900               |(D)|$26.26     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |12,700            |(D)|$26.27     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |400               |(D)|$26.29     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|M   | |3,000             |(A)|$16.25     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |700               |(D)|$26.29     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |1,200             |(D)|$26.30     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |1,000             |(D)|$26.31     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |100               |(D)|$26.32     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|M   | |3,000             |(A)|$12.625    |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |200               |(D)|$26.32     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |2,800             |(D)|$26.33     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|M   | |3,000             |(A)|$22.25     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |1,.400            |(D)|$26.33     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |500               |(D)|$26.35     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |500               |(D)|$26.37     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |600               |(D)|$26.39     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|M   | |3,000             |(A)|$21.5625   |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |500               |(D)|$26.39     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |600               |(D)|$26.42     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |700               |(D)|$26.50     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |300               |(D)|$26.53     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |100               |(D)|$26.55     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |200               |(D)|$26.56     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |600               |(D)|$26.60     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|M   | |2,000             |(A)|$19.75     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |1,400             |(D)|$26.60     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |200               |(D)|$26.63     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |200               |(D)|$26.64     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |1/28/0|S   | |200               |(D)|$26.65     |3,422              |(D)   |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$19.375 |1/28/|M   | |15,000     |D  |(1)  |6/9/0|Class A Comm|15,000 |       |0           |   |            |
 buy) with tandem tax |        |02   |    | |           |   |     |4    |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$16.25  |1/28/|M   | |3,000      |D  |(2)  |6/8/0|Class A Comm|3,000  |       |0           |   |            |
 buy) with tandem tax |        |02   |    | |           |   |     |5    |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$12.6250|1/28/|M   | |3,000      |D  |(3)  |6/6/0|Class A Comm|3,000  |       |0           |   |            |
 buy) with tandem tax |        |02   |    | |           |   |     |6    |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$22.25  |1/28/|M   | |3,000      |D  |(4)  |6/4/0|Class A Comm|3,000  |       |0           |   |            |
 buy) with tandem tax |        |02   |    | |           |   |     |7    |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$21.5625|1/28/|M   | |3,000      |D  |(5)  |9/23/|Class A Comm|3,000  |       |0           |   |            |
 buy) with tandem tax |        |02   |    | |           |   |     |09   |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$19.75  |1/28/|M   | |2,000      |D  |(6)  |6/22/|Class A Comm|2,000  |       |2,000       |(D)|            |
 buy) with tandem tax |        |02   |    | |           |   |     |10   |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vested in two equal installments on 6/9/95 and 6/9/96.
(2) The option vested in two equal installments on 6/8/96 and 6/8/97.
(3) The option vested in two equal installments on 6/6/97 and 6/6/98.
(4) The option vested in two equal installments on 6/4/98 and 6/4/99.
(5) The option vested in two equal installments on 9/23/00 and 9/23/01.
(6) The option representing one-half of the total amount granted vested on 6/22/01. The balance of the option [to purchase 2,000 shares] vests on 6/22/02.
SIGNATURE OF REPORTING PERSON
GERALD TSAI, JR.
DATE
February 11, 2002